UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Mountainview Energy Ltd.
 (Exact name of registrant as specified in its charter)

British Columbia, Canada	81-0541397
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

CBM Building – Box 200, 33 First Avenue SW Cut Bank, MT	59427-0222
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares, without par value
(Title of class)

Item 1.  Description of Securities to be Registered.

We are authorized to issue an unlimited number of common shares without par value, of which 87,245,443 are presently issued and outstanding.  We are also authorized to issue an unlimited number of preference shares without par value, of which none are presently issued and outstanding.

Common Shares

The holders of common shares are entitled to vote at all meetings of shareholders except meetings at which only holders of a specified class of shares are entitled to vote. Holders of common shares are entitled to one vote for each common share held. Subject to the rights, privileges, restrictions and conditions attaching to any prior ranking shares, the common shares rank equally as to dividends, voting rights, and any distribution of remaining assets on winding up or liquidation. There are no pre-emptive, redemption, or conversion rights attached to the common shares.

Holders of shares of a class or series are entitled to vote separately as a class or to dissent upon any proposal to amend our Articles to effect a change, reclassification or cancellation of the shares of such class or to create a new class or series of shares equal or superior to shares of such class.

Preference Shares

We are authorized to issue preference shares in one or more series at any time or from time to time with such rights, privileges, restrictions and conditions as the directors may determine. Shareholder approval for the issuance of preference shares is not required.

The shares of each series of preference shares, if, as and when issued, will be entitled to a preference over the common shares and over any of our other shares ranking junior to the preference shares with respect to priority in payment of dividends and distribution of assets or return of capital in the event of liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other return of capital or distribution of assets among shareholders for the purpose of winding-up our affairs. The preference shares of each series participate rateably with the preference shares of all other series in respect of all accumulated dividends, whether or not declared and all declared non-cumulative dividends. The preference shares of each series rank on a parity with the preference shares of every other series with respect to priority in payment of dividends and in return of capital in the event of liquidation, dissolution or winding-up. The holders of preference shares will have the right to attend and vote at meetings of shareholders or shall be subject to such restrictions on attendance or voting rights thereat as may be determined by resolution of our board of directors.

Item 2. Exhibits.

The following exhibits are filed with this registration statement:

Exhibit Number	Description
3.1	Articles of Mountainview Energy Ltd.

3.2	Notice of Articles dated July 7, 2011

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

FIRST INTERSTATE BANCSYSTEM, INC.

	By:	/s/ Patrick M. Montalban

	Name:	Patrick M. Montalban
Date: April 1, 2013	Title:	President, Chief Executive Officer and Director